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                                                                      EXHIBIT 50


                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION

UNION PACIFIC RESOURCES,                )
GROUP, INC., ET AL.,                    )
           PLAINTIFFS,                  )
                                        )  CIVIL ACTION NO.
                                        )  4:97-CV-509-Y
    V.                                  )
                                        )
PENNZOIL CO.,                           )
        DEFENDANT.                      )

                  ORDER ON DEFENDANT'S SECOND MOTION TO COMPEL
                            PRODUCTION OF DOCUMENTS

        By order dated August 14, 1997, United States District Judge Terry Means referred Defendant's Second Motion to Compel Production of Documents, filed August 4, 1997, to the United States Magistrate Judge for determination. This court held a hearing on the motion on August 25, 1997, during which all parties were represented by their respective attorneys of record. After reviewing the motion and the arguments of the parties, the court finds the following orders are appropriate.

        Regarding Defendant's First Request for Production of Documents, it is ORDERED that (1) to the extent Plaintiff UPR claims protection from discovery under the business strategy privilege or Federal Rule of Civil Procedure 26(c)(7), that claim is DENIED and UPR is directed to produce all responsive documents it asserts to be protected by that privilege or rule;

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(2) to the extent Plaintiff UPR is withholding documents based on assertions of attorney-client privilege, UPR shall furnish those documents to the court for in camera inspection by 4:00 p.m. (Central Standard Time) on September 8, 1997;

(3) Defendant's motion to compel production of documents responsive to Request for Production No. 1(ii), which seeks all documents concerning any business or financial analysis of valuation of Pennzoil or any of its assets is GRANTED. Plaintiff's objection to Defendant's Request for Production No. 1 seeking "[a]ll documents concerning Pennzoil" as overly broad is SUSTAINED; however, Plaintiff's objection of overbreadth as it pertains to sections (i), (ii),
(iii), and (iv) of Defendant's Request for Production No.1 is OVERRULED;

(4) Defendant's motion to compel production of documents responsive to Request for Production No. 2, which seeks documents concerning proposed, contemplated or possible business plans and strategies in the event Plaintiff acquires control of Pennzoil, is GRANTED:

(5) Defendant's motion to compel production of documents responsive to Request for Production No. 4 related to the Revenue Ruling is DENIED. Plaintiff's objection to Defendant's Request for Production No. 4 as overly broad is SUSTAINED;

(6) Defendant's motion to compel production of documents responsive to Request for Production No. 6, which seeks documents concerning the proposed, contemplated or possible accounting treatment of the Proposed Merger with Pennzoil, is GRANTED;

(7) Defendants motion to compel production of documents responsive to Request for Production No. 8, which seeks documents concerning board and committee meeting minutes and notes, is GRANTED;
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(8) Defendant's motion to compel production of documents responsive to Request for Production No. 11, which seeks information regarding stock purchases, is DENIED; and

(9) Defendant's motion to compel production of documents responsive to Request for Production No. 15, which seeks documents related to the raising or borrowing or funds to complete the tender offer, is GRANTED.

                It is ORDERED that all documents required to be produced under this Order shall be produced by 4:00 p.m. (Central Standard Time) on September 8, 1997 at the address designated in Defendant's First Request for Production of Documents.

                It is further ORDERED that all other relief requested is denied.


                                         SIGNED this 28th day of August, 1997



                                           /s/ Charles Bleil
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                                           CHARLES BLEIL
                                           UNITED STATES MAGISTRATE JUDGE